EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Announces the Appointment of Henry Stafford to Vice President/GMM of Men's Division

Warrendale, PA, October 8, 2003 - American Eagle Outfitters, Inc. (NASDAQ:AEOS) today announced the appointment of Henry Stafford to Vice President/General Merchandising Manager of American Eagle's Men's Division. Mr. Stafford succeeds Fred Grover, who was appointed President of the Company's Bluenotes subsidiary earlier this year. Mr. Stafford joins American Eagle from Old Navy, where he worked in the Men's Merchandising Division since 1998, with increasing responsibility for several categories. Most recently, he held the position of Divisional Merchandise Manager of Men's active and tops divisions. Prior to Mr. Stafford's tenure at Old Navy, he held a number of merchandising positions at Abercrombie and Fitch.

Roger Markfield, Co-Chief Executive Officer of American Eagle Outfitters commented, "We are extremely pleased to welcome Henry to American Eagle. He brings substantial talent and experience to our company, which perfectly complement our strong men's team. We will continue building and enhancing our men's business, positioning American Eagle as the premier lifestyle brand for 20 year olds."

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 20 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, surplus, and graphic Ts as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 731 AE stores in 49 states and the District of Columbia, 62 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the future success of our men's business. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on a number of factors some of which are beyond the Company's control. Such factors include, but are not limited to, the Company's ability to successfully build and enhance our men's business and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857